                                                                    EXHIBIT 11.2

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                      (in thousands except for share data)
                      ------------------------------------


                                             THIRD QUARTER ENDED     NINE MONTHS ENDED
                                             --------------------   -------------------
                                             APRIL 30,    MAY 1,    APRIL 30,   MAY 1,
                                               1995        1994       1995       1994
                                             ---------   --------   ---------   -------

Net income (loss) from continuing
  operations applicable to primary
  earnings per common share                    $ 2,573   $(2,953)     $ 7,194   $ 4,149

Add back interest and issue expense on
  convertible debentures and notes,
  net of tax adjustment                            677     1,234        2,035     3,693
                                               -------   -------      -------   -------

Adjusted income (loss) from continuing
  operations applicable to common
  stock on a fully diluted basis                 3,250    (1,719)       9,229     7,842

Income from discontinued operations,
  net of taxes                                      87       266          922       899
                                               -------   -------      -------   -------

Net income (loss) applicable to
  fully diluted earnings per share             $ 3,337   $(1,453)     $10,151   $ 8,741
                                               =======   =======      =======   =======

Average number of shares outstanding on
a fully diluted basis:
  Shares used in calculating primary
    earnings per share                          18,198    18,063       18,141    18,041
  Unexercised options                               64         -          118         -
  Shares issuable on conversion of
    debentures and notes                         5,555     2,674        5,555     2,674
                                               -------   -------      -------   -------

Average number of shares outstanding
  on a fully diluted basis                      23,817    20,737       23,814    20,715
                                               =======   =======      =======   =======

Fully diluted net income (loss) per
  share from continuing operations             $  0.14   $ (0.08)     $  0.39   $  0.38

Income from discontinued operations,
  net of taxes                                       -      0.01         0.04      0.04
                                               -------   -------      -------   -------

Fully diluted net income (loss) per
  average common share                         $  0.14   $ (0.07)     $  0.43   $  0.42
                                               =======   =======      =======   =======

Note:

The fully diluted earnings per share computations for the three months and nine months ended April 30, 1995, exclude the assumed conversion of those securities that result in improvement of earnings per share. The assumed conversion of the Company's convertible debentures for the three months and nine months ended May 1, 1994, were antidilutive, hence primary earnings per share are presented for these periods in the Company's Consolidated Statements of Earnings.

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